Company Contact:	Investor Contact:	Agency Contact:
Maureen Hart	Mark Namaroff	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Axcelis Technologies, Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel:(617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-4212	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL
RESULTS FOR THE FIRST QUARTER 2003

Beverly, MA, May 1, 2003 - Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for its first quarter ended March 31, 2003. Worldwide sales for the first quarter, including SEN, Axcelis' unconsolidated joint venture in Japan, were $126.0 million, up 29% sequentially from the fourth quarter of 2002, and up 68% from the first quarter of 2002. Net sales (excluding SEN) for the first quarter were $82.4 million, up 26% sequentially from the fourth quarter and up 33% from the first quarter of 2002. Net loss for the first quarter 2003 was $6.3 million compared to a net loss of $ 6.8 million in the fourth quarter of 2002 and a net loss of $17.8 million in the first quarter of 2002. Net loss per share was $0.06 compared with a loss per share of $0.07 in the fourth quarter of 2002 and a loss per share of $0.18 in the first quarter of 2002.

Axcelis believes that the information regarding the aggregate quarterly sales of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis' own sales for the quarter, is useful to investors. SEN's ion implant products are covered by a license from Axcelis and therefore the combined sales of the two companies indicates the full market penetration of Axcelis' technology.

First Quarter Highlights:

  The Gartner Dataquest market share statistics were released for 2002, showing Axcelis gaining market share in all of its served market segments; ion implantation, dry strip and RTP. Axcelis and SEN re-gained the leadership position in ion implantation with 37% of the worldwide market, and Axcelis more than doubled its share of the dry strip and RTP market segments to 15% and 4%, respectively.

  Axcelis had continued success with its multi-wafer Ultra high current product line as evidenced by a major customer win in Europe for high volume manufacturing.

  Axcelis continued to improve its dry strip position through new enhancements introduced on its 200 mm FusionGemini asher line. These improvements increase the tool's throughput by 40% for high volume manufacturing.
Mary Puma, President and CEO said, "We are pleased with our improving first quarter results, especially the 58% improvement in our pre-tax loss on a 26% increase in net sales. This is a direct result of the significant cost reduction actions we have taken. We believe that this positions us very well to build upon the recent market share gains we achieved in all of our served markets . Our optimism however is tempered by heightened competition for new business during this downturn and by ongoing macroeconomic uncertainty."

Revenue
The company's net revenue for the first quarter of $82.4 million was up 26% sequentially compared with the fourth quarter of 2002. The increase in revenue was due to strong sales to the three major memory manufacturers and a major logic integrated device manufacturer. Service revenue (service contracts, spare parts and consumables) of $29.8 million represented 36% of net revenues for the quarter. Geographically, systems revenue (excluding SEN) was as follows: Asia 58%, North America 27%, and Europe 15%. Including SEN, 75% of worldwide systems revenues came from Asia.

The ion implantation business accounted for 79% of total revenue in the first quarter, driven by customer spending for 0.13 micron low energy high current implanter systems.

Orders and Backlog
Net orders (systems and service), excluding SEN, received for the first quarter totaled $80.7 million, up 27% from the fourth quarter of 2002. The increase in orders was primarily due to the major memory manufacturers as 67% of new bookings were received from these customers. Geographically, systems orders were as follows: Asia 45%, Europe 33% and North America 21%.

Backlog for the quarter ended at $58.1 million, a decline of 3% since the fourth quarter of 2002. (Reported backlog consists of systems only (excluding service contracts) that are generally scheduled to ship within six months).

Gross Margin
Gross margin for the first quarter was 33.6%, compared with fourth quarter 2002 gross margin of 28.8% due to a greater mix of higher margin 200mm tools in the quarter (200mm tools represented 62% of equipment revenue in the first quarter of 2003 compared with 47% in the fourth quarter of 2002). The margin benefit was partially offset by pricing pressure due to the limited number of customers currently purchasing semiconductor capital equipment. Pricing pressure is likely to continue through the first half of the year as the major Asian memory manufacturers make up a significant portion of Axcelis' order book.

Operating Expenses
Total operating expenses for the first quarter (excluding amortization of intangible assets) were $38.7 million, up 2% sequentially from the fourth quarter of 2002. This increase was primarily due to increased expense in a patent litigation case and severance expenses associated with additional headcount reductions in the first quarter. Total headcount was 1,785 at the end of the first quarter, a 3% reduction from the fourth quarter of 2002.

SEN Contribution
SEN contributed $4.9 million in equity income and royalties on $43.5 million in revenues for the first quarter. Strong sales in Japan to both logic and memory manufacturers contributed to this result.

Pre-Tax Loss and Net Loss
The loss before tax for the first quarter of 2003 was $7.6 million compared with a pre-tax loss of $18 million in the fourth quarter of 2002 and a pre-tax loss of $27.9 million in the first quarter of 2002.

Net loss for the first quarter was $6.3 million compared with a net loss of $6.8 million in the fourth quarter of 2002 and a net loss of $17.8 million in the first quarter of 2002. The effective tax rate for the quarter was 16.5%.

Balance Sheet
Axcelis ended the first quarter with $157 million in cash, cash equivalents and short-term investments compared with $186 million at the end of the fourth quarter of 2002. This change was primarily due to our pre-tax loss and a $19 million increase in accounts receivable during the quarter resulting from the sequential increase in revenue as well as the timing of first quarter shipments and related collection activity. Total liquidity (including our bank line of credit) is now $207 million.

Second Quarter 2003 Outlook
Worldwide revenue (including SEN) is expected to be flat, ranging from $120 million to $130 million. Net revenue (excluding SEN) is expected to be in the range of $75 million to $85 million. Axcelis' net loss per share is projected to range from $.10 to $.12 due to projected lower gross margins and lower SEN income and royalties. Gross margins should approximate 30% and Axcelis' share of SEN income and royalties should approximate $3 million. The company expects to achieve breakeven cash flow as working capital reductions should offset the projected operating loss.

First Quarter Earnings Conference Call
Please join us for our first quarter conference call on May 1st at 5:00 pm EST. The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis' home page at www.axcelis.com, or by dialing 1-800-915-4836 (1-973-317-5319 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: Mark Namaroff, and pass code: Axcelis 1Q. A telephone replay will be available from 8:00 pm EST on May 1, 2003 until 11:59 pm EST on May 8, 2003. Dial 1-800-428-6051 (1-973-709-2089 outside North America), and enter conference ID code # 287747. A webcast replay will be available from 8:00 pm EST on May 1, 2003 until 5:00 pm EST on June 1, 2003.

Safe Harbor Statement
This document contains forward-looking statements under the SEC safe harbor provisions. These statements are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.
Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key technology centers in Beverly, Massachusetts, and Rockville, Maryland as well as in Toyo, Japan through its joint venture, SEN. The company's Internet address is: www.axcelis.com.

Consolidated Balance Sheets
 (In thousands)

	March 31,	December 31,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$122,255	$150,651
Short-term investments	$35,021	$34,992
Accounts receivable	79,216	60,311
Inventories	113,434	115,290
Deferred income taxes & other current assets	20,683	18,329

Total current assets	370,609	379,573

Property, plant & equipment, net	91,712	93,597
Investment in Sumitomo Eaton Nova Corporation	61,396	57,868
Goodwill	40,682	40,682
Intangible assets	12,776	13,141
Deferred income taxes	57,147	57,136
Other assets	29,656	27,454

Total assets	$663,978	$669,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$37,386	$32,594
Accrued compensation	7,983	6,745
Warranty reserve	14,363	16,625
Income taxes payable	11,668	12,823
Other current liabilities	15,782	18,400

Total current liabilities	87,182	87,187

Long-term debt	125,000	125,000
Other long-term liabilities	4,423	4,756
Stockholders’ equity:
Common stock	99	98
Additional paid-in capital	448,276	447,533
Deferred compensation	(731)	(782)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings	6,043	12,369
Accumulated other comprehensive loss	(5,096)	(5,492)

Total stockholders’ equity	447,373	452,508

Total liabilities and stockholders’ equity	$663,978	$669,451

Consolidated Statements of Operations
 (In thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Net sales	$82,405	$62,085
Cost of products sold	54,730	46,688

Gross profit	27,675	15,397
Other costs & expenses
Research & development	16,176	17,712
Selling	12,098	11,238
General & adminstrative	10,443	11,947
Amortization of goodwill & intangible assets	365	365

Income (loss) from operations	(11,407)	(25,865)

Other income (expense):
Royalty income	1,765	567
Equity income (loss)of Sumitomo Eaton Nova Corporation	3,195	(1,962)
Interest income	531	957
Interest expense	(1,378)	(1,198)
Other income (expense)-net	(283)	(361)

Total other income (expense)	3,830	(1,997)

Income (loss) before taxes	(7,577)	(27,862)
Income taxes (credit)	(1,251)	(10,031)

Net income (loss)	$(6,326)	$(17,831)

Basic net income (loss) per share	$(0.06)	$(0.18)
Diluted net income (loss) per share	$(0.06)	$(0.18)
Shares used in computing:
Basic net income (loss) per share	98,280	97,816
Diluted net income (loss) per share	98,280	97,816